Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Reports Third Quarter Profit and Completes Shareholder Rights Offering

Core earnings growth drives financial results.
Shareholder rights offering raises additional tangible common equity.

NARBERTH, PA - - (Marketwired – October 22, 2014) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income of $1.4 million, or earnings attributable to the Company of $0.05 per diluted common share, for the third quarter of 2014 compared to net income of $342,000, or a loss attributable to the Company of $0.01 per diluted common share, for the third quarter of 2013.  For the nine months ended September 30, 2014, the Company earned net income of $4.3 million, or earnings attributable to the Company of $0.15 per diluted common share, compared to a net loss of $343,000, or a loss attributable to the Company of $0.14 per diluted common share, for the same period in 2013.

Third quarter financial highlights include:

●	Net income improved $1.1 million from the comparable 2013 period.
●	Net interest margin grew 31 basis points from the comparable period in 2013.
●	Return on average assets and return on average equity were 0.78% and 9.67%, respectively.
●	Net interest income increased 10% from the comparable 2013 period.
●	Non-interest expenses declined 15% from the equivalent period in 2013.
●	Loan growth was 5% from June 30, 2014.

Financial highlights for the first nine months of 2014 include:

●	Net income improved $4.6 million from the comparable 2013 period.
●	Net interest margin grew 39 basis points from the comparable period in 2013.
●	Return on average assets and return on average equity were 0.78% and 10.60%, respectively.
●	Net interest income increased 13% from the comparable 2013 period.
●	Non-interest expenses declined 21% from the equivalent period in 2013.
●	Loan growth was 8% from December 31, 2013.

Financial results reflect continued evolvement in core business

The Company’s Chief Executive Officer Kevin Tylus noted, “The announcement today of our third quarter results demonstrates the commitment and focus of Royal Bank in creating sustainable growth and continued improvement in our financial results. Loan growth, cost control discipline, and progress in overall asset quality have contributed to core earnings growth. We are experiencing success in expanding our commercial and retail relationships, while promoting our new brand through redesigned products and modern technology.  Also, we are pleased that the additional common equity raised through the shareholder rights offering improved tangible common equity.”

The $1.1 million quarterly improvement was mainly related to the following items:

●	Net interest income grew $498,000, or 10%.
●	Due to the improvement in overall credit quality, the Company was able to record a credit for loan and lease losses of $51,000 compared to a provision for loan and lease losses of $218,000 for the comparable period in 2013.
●	Other real estate owned (“OREO”) expenses and impairment decreased $690,000, or 82%.

●	Problem loan expenses declined $60,000, or 46%.
●	The 2014 third quarter included $238,000 in net gains on the sale of investment securities.

The $4.6 million improvement for the first nine months of 2014 from the same period in 2013 was mainly related to the following items:

●	Net interest income grew $1.9 million, or 13%.
●	The credit for loan and lease losses improved $569,000 (from a credit of $196,000 to a credit of $765,000) due to the continued positive progress in loan credit quality.
●	Salaries and benefits declined $493,000, or 6%.
●	OREO expenses and impairment fell $849,000, or 49%.
●	Professional and legal fees dropped $475,000, or 23%.
●	Problem loan expenses declined $334,000, or 60%.
●	The first nine months of 2013 included a legal settlement expense related to a tax lien subsidiary, of which the Company’s share was $990,000 and $230,000 in restructuring charges.

Partially offsetting these noteworthy items for the quarter and nine months ended September 30, 2014 were reductions of $419,000 and $1.1 million, respectively, in gains on the sale of premises and equipment and decreases of $456,000 and $576,000, respectively, in net gains on the sale of OREO. The Company's leasing subsidiary again contributed positively to the quarterly and year-to-date financial results.

Loans and leases held for investment at September 30, 2014 totaled $397.2 million compared to $366.5 million at December 31, 2013. The 8% net loan growth of $30.7 million was achieved notwithstanding an approximate $28.7 million decline in classified loans due to payoffs and pay downs, including payoffs of out of market loans. The commercial loan pipeline continues to strengthen. Investment securities available for sale decreased $43.3 million while total cash and cash equivalents grew $5.1 million from the levels at December 31, 2013. While deposits declined $13.2 million from $529.0 million at December 31, 2013, the deposit composition improved.  Total checking and savings accounts increased $5.4 million while money market accounts and certificates of deposit declined $18.6 million.  Total borrowings decreased $10.3 million since December 31, 2013.  Shareholders’ equity increased $14.7 million as a result of the $6.0 million completion of the shareholder rights offering, a $4.3 million recovery in the accumulated other comprehensive loss, and the 2014 year-to-date net income.

Net Interest Margin

For the third quarter of 2014, the net interest margin of 3.25% grew 31 basis points from the equivalent quarter in 2013.  Net interest income increased $498,000 and $1.9 million for the three and nine months ended September 30, 2014, respectively, from their comparable periods in 2013. The quarterly and yearly increase in net interest income was primarily attributed to an increase in the interest income earned on investments, improvement in the mix of earning assets and a reduction in interest expense. Quarter over quarter average interest-bearing deposits declined $6.0 million and included a $12.0 million reduction in higher-cost time deposits partially offset by a $4.5 million increase in NOW and money market accounts. Average non-interest bearing demand deposits grew $4.7 million. While average interest-earning assets for the quarter ended September 30, 2014 decreased $5.9 million from the comparable quarter in 2013, the average yield on such assets increased 17 basis points. Average loans increased $12.6 million and average investments decreased $24.6 million. Average interest-earning cash increased $6.1 million in anticipation of future loan fundings. For the third quarter of 2014, the average rate paid on interest-bearing liabilities was 1.12% compared to 1.26% for the 2013 comparable quarter.

For the nine months ended September 30, 2014 the net interest margin was 3.25% compared to 2.86% for the same period in 2013.  For the nine months ended September 30, 2014 average interest-earning assets declined $5.7 million from the same period in 2013; however, the average yield on such assets grew 25 basis points. Period over period average loans increased $10.4 million while average cash and investments declined $3.1 million and $13.0 million, respectively, primarily to fund the growth in loans.  Despite the decline in average investments, the average yield on such investments grew 74 basis points.  This increase in the investment average yield resulted from a decrease in premium amortization due to a reduction in principal prepayments.  Period over period the average interest rate paid on interest-bearing liabilities declined 16 basis points.

Asset quality trends

Nonperforming loans were $10.8 million, $10.2 million and $13.5 million at September 30, 2014, December 31, 2013 and September 30, 2013, respectively, and the ratio of nonperforming loans to total loans was 2.7%, 2.8%, and 3.6% for the same periods.  Asset quality trends led to a reduction in credit quality expenses, which include OREO and loan collection expenses, of $750,000 in the third quarter of 2014 when compared to the third quarter of 2013 and a reduction of $1.2 million for the nine months ended September 30, 2014 from the comparable period in 2013.  Additionally for the first nine months of 2014, the credit for loan and lease losses increased $569,000 from a credit of $196,000 for the first nine months of 2013 to a credit of $765,000. During 2014, classified and impaired loans declined nearly $29.1 million due to pay downs, payoffs and upgrades. Non-performing assets were $20.4 million, $19.8 million and $27.4 million at September 30, 2014, December 31, 2013, and September 30, 2013, respectively.

Shareholder rights offering completed

In August, the Company successfully completed a shareholder rights offering that was over-subscribed by nearly three times in the oversubscription portion of the offering. The Company issued approximately 5,000,000 shares of its Class A common stock in the offering and received gross proceeds from the offering of approximately $6.0 million, which improved tangible common equity.

Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2013.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENTS
(unaudited, dollars in thousands, except per share data)

	Three months		Nine months
	ended September 30th		ended September 30th
	2014	2013	2014	2013
Interest income	$7,191	$6,960	$21,551	$20,455
Interest expense	1,623	1,890	4,870	5,667
Net Interest Income	5,568	5,070	16,681	14,788
(Credit) provision for loan and lease losses	(51)	218	(765)	(196)
Net interest income after provision	5,619	4,852	17,446	14,984
Non-interest income	1,204	1,937	2,792	4,306
Non-interest expense	5,375	6,290	15,728	19,997
Income (loss) before taxes	1,448	499	4,510	(707)
Income taxes	-	-	-	-
Net Income (Loss)	1,448	499	4,510	(707)
Less net income (loss) attributable to noncontrolling interest	25	157	212	(364)
Net Income (Loss) Attributable to Royal Bancshares	$1,423	$342	$4,298	$(343)
Less Preferred stock Series A accumulated dividend and accretion	$152	$520	$1,644	$1,553
Net income (loss) to common shareholders	$1,271	$(178)	$2,654	$(1,896)
Income (Loss) Per Common Share – Basic and Diluted	$0.05	$(0.01)	$0.15	$(0.14)

SELECTED RATIOS:

	Three months		Nine months
	ended September 30th		ended September 30th
	2014	2013	2014	2013
Return on Average Assets	0.78%	0.18%	0.78%	-0.06%
Return on Average Equity	9.67%	2.60%	10.60%	-0.82%
Average Equity to Assets	8.06%	7.09%	7.40%	7.49%
Book Value Per Share	$1.45	$1.38	$1.45	$1.38

	At	At
	September 30,	December 31,
Capital ratios (US GAAP):	2014	2013
Royal Bank Tier I Leverage	10.4%	9.8%
Royal Bank Total Risk Based Capital	16.6%	16.6%
Company Tier I Leverage	11.8%	9.9%
Company Total Risk Based Capital	19.4%	18.2%

CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	At September 30, 2014	At December 31, 2013
Cash and cash equivalents	$21,933	$16,844
Investment securities, at fair value	265,390	308,727
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	3,678	4,204
Loans and leases held for sale	1,018	1,446
Loans and leases
Commercial real estate	181,415	160,030
Construction and land development	41,676	45,261
Commercial and industrial	70,743	79,589
Residential real estate	44,261	25,535
Leases	48,588	42,524
Tax certificates	8,230	12,716
Consumer	2,263	826
Loans and leases	397,176	366,481
Allowance for loan and lease losses	(11,482)	(13,671)
Loans and leases (net)	385,694	352,810
Premises and equipment (net)	4,803	4,475
Other real estate owned (net)	9,593	9,617
Accrued interest receivable	5,554	7,054
Other assets	23,556	24,827
Total Assets	$723,469	$732,254

Deposits	$515,786	$528,964
Borrowings	97,540	107,881
Other liabilities	21,836	21,830
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	62,258	47,534
Noncontrolling interest	275	271
Total Equity	62,533	47,805
Total Liabilities and Equity	$723,469	$732,254

NET INTEREST INCOME AND MARGIN
(unaudited, in thousands except percentages)

	For the three months ended			For the three months ended
	September 30, 2014			September 30, 2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$12,152	$6	0.20%	$6,072	$6	0.39%
Investment securities	280,579	1,734	2.45%	305,152	1,528	1.99%
Loans	386,308	5,451	5.60%	373,722	5,426	5.76%
Total interest-earning assets	679,039	7,191	4.20%	684,946	6,960	4.03%
Non-interest earning assets	45,335			52,532
Total average assets	$724,374			$737,478
Interest-bearing deposits
NOW and money markets	$207,731	$161	0.31%	$203,189	$149	0.29%
Savings	19,449	8	0.16%	17,958	9	0.20%
Time deposits	225,679	731	1.29%	237,689	825	1.38%
Total interest-bearing deposits	452,859	900	0.79%	458,836	983	0.85%
Borrowings	123,743	723	2.32%	134,186	907	2.68%
Total interest-bearing liabilities	576,602	1,623	1.12%	593,022	1,890	1.26%
Non-interest bearing deposits	66,251			61,513
Other liabilities	23,150			30,669
Shareholders' equity	58,371			52,274
Total average liabilities and equity	$724,374			$737,478
Net interest margin		$5,568	3.25%		$5,070	2.94%

	For the nine months ended			For the nine months ended
	September 30, 2014			September 30, 2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$8,964	$16	0.24%	$12,083	$21	0.23%
Investment securities	303,485	5,610	2.47%	316,474	4,103	1.73%
Loans	374,270	15,925	5.69%	363,909	16,331	6.00%
Total interest-earning assets	686,719	21,551	4.20%	692,466	20,455	3.95%
Non-interest earning assets	46,165			55,782
Total average assets	$732,884			$748,248
Interest-bearing deposits
NOW and money markets	$209,772	$494	0.31%	$211,529	$464	0.29%
Savings	18,620	24	0.17%	17,911	28	0.21%
Time deposits	230,688	2,194	1.27%	239,460	2,569	1.43%
Total interest-bearing deposits	459,080	2,712	0.79%	468,900	3,061	0.87%
Borrowings	130,452	2,158	2.21%	134,068	2,606	2.60%
Total interest-bearing liabilities	589,532	4,870	1.10%	602,968	5,667	1.26%
Non-interest bearing deposits	64,832			59,595
Other liabilities	24,316			29,579
Shareholders' equity	54,204			56,106
Total average liabilities and equity	$732,884			$748,248
Net interest margin		$16,681	3.25%		$14,788	2.86%